Exhibit 10.11

Glenn MacNeil 1554 Jarvie Crescent Milton, Ontario Canada L9T 5Z3	December 6, 2011

Re:	Purchase of Working Interest in the Liberty #1 Well and Nephi Prospect

Dear Glenn:

This letter will serve to confirm our understanding and agreement for the purchase by you of a 0.50% working interest (WI) in the Liberty #1 Well and in the 1,184-acre leasehold and Nephi Prospect from Richfield Oil & Gas Company (“Richfield”), as follows:

You hereby agree to purchase, and Richfield hereby agrees to sell, assign and convey to you, a 0.50% WI in the Liberty # 1 Well, located in the N/2 Section 34, T12S, R1E, SLB&M, Juab County, Utah, and in the surrounding 1,184-acre leasehold, subject to the conditions of the joint operating agreement (JOA) to which you are already a signatory as non-operator.  The working interest being conveyed is fully paid-up through the next completion operation, involving the side-track drilling of a lateral to the Navajo Sandstone.  Thereafter the working interest shall bear its share of all costs.  Seller makes no warranty as to value, quantity, or production from such well.

The purchase price of the working interest shall be $50,000.  Because there is no brokerage fee payable, you shall also receive an 8% credit, or $4,000, to your JIB account.

Very truly yours,

By:	/s/ J. David Gowdy
J. David Gowdy, President

ACCEPTED & AGREED:

By:	/s/ Glenn MacNeil	Dated: December 6, 2011
Glenn MacNeil

15 W. South Temple, Suite 1050, Salt Lake City, Utah 84101 • Office 801.519.8500